EXHIBIT 12




Biofield Corp.
1225 Northmeadow Parkway
Suite 120
Roswell, Georgia 30076

Ladies and Gentlemen:

          The undersigned is a holder of warrants (the "Warrants") of Biofield Corp., a Delaware corporation (the "Company"), issued in the Company's 1995 private placement of securities units, and understands that the Company is conducting a private placement (the "Offering") of the common stock, par value $.001 per share, of the Company (the "Common Stock") pursuant to a Confidential Private Placement Memorandum, dated October 24, 1997 (the "Memorandum"). In conjunction with the Offering, the Company is offering to issue, upon the consummation of the Offering, shares of Common Stock in exchange (the "Warrant Exchange") for the outstanding Warrants.

          To facilitate the Offering and as a condition to participate in the Warrant Exchange and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned agrees that, during the period from the date of the first closing of the Offering (the "Closing Date") to and including the date which is one year from the Closing Date, he, she or it shall not, directly or indirectly, offer, sell, offer to sell, grant options to purchase or otherwise sell or dispose of any shares of Common Stock which the undersigned receives upon conversion of the Warrants he, she or it holds (the "Exchange Shares"); provided, however, that the foregoing agreement and representation shall not apply to (i) gift or charitable contributions of the Exchange Shares if the recipient of such gifts or contribution agrees in writing as a condition precedent to such gift or contribution to be bound by the terms hereof, or (ii) transfers of the Exchange Shares to "affiliates" of the transferor in transfers not involving a public distribution or public offering if the transferee agrees in writing as a condition precedent to such transfer to be bound by the terms hereof. The term "affiliate" shall have the meaning given such term in Rule 144 promulgated under the Securities Act of 1933, as amended.

          The undersigned is aware that the Company will rely upon the representations set forth in this agreement in proceeding with the Offering and the Warrant Exchange. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Exchange Shares held by the undersigned, except in accordance with the terms hereof.

          The undersigned represents that he, she or it is duly authorized to enter into this agreement and that this agreement is a valid and binding agreement of the undersigned and the undersigned's respective successors, heirs, personal representatives and assigns and is enforceable in accordance with its terms.

          This Agreement shall no longer be of any effect if a closing does not occur pursuant to the Offering on or before February 28, 1998.


                              Very truly yours,



Dated:____________________    ________________________________________
                              (signature)



                              ________________________________________
                              (print name of stockholder)



                              ________________________________________
                              (print name of signatory)



                              ________________________________________
                              (print title of signatory, if necessary)